Filed Pursuant to Rule 424(b)(3)

Registration No. 333-237327

CANTOR FITZGERALD INCOME TRUST, INC.

SUPPLEMENT NO. 18 DATED JUNE 17, 2022

TO THE PROSPECTUS DATED JUNE 3, 2021

This Supplement No. 18 supplements, and should be read in conjunction with, our prospectus dated June 3, 2021, Supplement No. 1, dated June 8, 2021, Supplement No. 2, dated June 15, 2021, Supplement No. 3 dated July 20, 2021, Supplement No. 4 dated July 30, 2021, Supplement No. 5 dated August 17, 2021, Supplement No. 6 dated September 16, 2021, Supplement No. 7 dated October 15, 2021, Supplement No. 8 dated October 22, 2021, Supplement No. 9 dated November 16, 2021, Supplement No. 10 dated December 2, 2021, Supplement No. 11 dated December 16, 2021, Supplement No. 12 dated January 18, 2022, Supplement No. 13 dated February 18, 2022, Supplement No. 14 dated March 17, 2022, Supplement No. 15 dated April 19, 2022, Supplement No. 16 dated May 3, 2022, and Supplement No. 17 dated May 17, 2022. Defined terms used in this Supplement No. 18 shall have the meaning given to them in the prospectus unless the context otherwise requires. The purposes of this Supplement are as follows:

•	to update the transaction price for Class S, Class I, Class T and Class D shares of our common stock as of July 1, 2022;
•	to disclose the calculation of our May 31, 2022 net asset value (“NAV”) per share, as determined in accordance with our valuation procedures, for each of our share classes; and
•	to update our portfolio disclosure;
•	to update our suitability standards; and
•	to update Appendix A to the prospectus.

July 1, 2022 Transaction Price

The transaction price for each share class of our common stock for subscriptions accepted as of July 1, 2022 (and repurchases as of June 30, 2022) is as follows:

Transaction Price (per share)
Class S	$26.41
Class I	$26.43
Class T	$26.41
Class D	$26.43

A detailed calculation of the NAV per share is set forth below. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees. Subject to certain specific limitations and holding period requirements defined in our share repurchase program, the repurchase price for each share class will be based upon the transaction price of such class.

May 31, 2022 NAV per Share

We calculate NAV per share in accordance with the valuation guidelines that have been approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.cfincometrust.com and is made available on our toll-free, automated telephone line at 855-9-CANTOR. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the prospectus for how our NAV is determined. We have engaged Robert A. Stanger & Co., Inc. (“Stanger”) to serve as our independent valuation firm. Our advisor is ultimately responsible for determining our NAV.

As of May 31, 2022, we owned the following investments:

•	A retail property located in Grand Rapids, Michigan (the “GR Property”).
•	An office property located in Fort Mill, South Carolina (the “FM Property”).
•	An office property located in Columbus, Ohio (the “CO Property”).

•	A flex industrial property located in Lewisville, TX (the “Lewisville Property”).
•

CF Albertsons Lancaster, LLC (the “Pennsylvania SPE”), which made a preferred equity investment (the “Lancaster PE”) through a joint venture agreement pursuant to which an interest in a cold storage and warehouse distribution facility located in Denver, Pennsylvania is held.

•

CF Albertsons Chicago, LLC (the “Illinois SPE”), which owns a fixed rate, subordinate mezzanine loan (the “Chicago Jr Mezz”) backed by an interest in a cold storage and warehouse distribution facility located in Melrose Park, Illinois.

•	A majority interest (75%) in an office property located in San Francisco, California (the “SF Property”) through a joint venture with an unrelated third party (the “Battery Street SF JV”).
•	An industrial property located in Phoenix, Arizona (the “Buchanan Property”).
•	Interests (15%) in a Delaware Statutory Trust, CF Station Multifamily DST (the “Station DST”), which owns a multifamily residential property (“Station DST Property”).
•	A majority interest (97%) in a multifamily property located in Carrolton, Texas (the “Keller Property”) through a joint venture with an unrelated third party (the “Keller JV”).
•

A controlling interest (25%) in a Delaware Statutory Trust, CF Summerfield Multifamily DST (the “Summerfield DST”), which owns a multifamily residential property located in Landover, MD (the “Summerfield Property”).

•	An industrial property located in Cleveland, OH (the “Madison Ave Property”).
•

A controlling interest (10%) in a Delaware Statutory Trust, CF Valencia Life Sciences DST (the “Valencia DST”), which owns a life sciences laboratory and research office property located in Valencia, California (the “Valencia Property”).

•	An office property located in Cupertino, CA (the “De Anza Property”).
•

A controlling interest of (10%) in a Delaware Statutory Trust, CF Kacey Multifamily DST (the “Kacey DST”), which owns a multifamily residential property located in Kingwood, Texas (the “Kacey Property”).

•

A controlling interest of (10%) in a Delaware Statutory Trust, CF Industry Multifamily DST (the “Industry DST”), which owns a multifamily residential property located in Columbus, OH (the “Industry Property”).

•	An industrial dry/cold storage facility located in Columbus, OH (the “Fisher Road Property”).
•	A controlling interest of (96.46%) in a multifamily property located in Conroe, TX (the “Longmire Property”) through a joint venture (the “Longmire JV”) with an unrelated third party.
•	A controlling interest of (10%) in a Delaware Statutory Trust, (the “ON3 DST”), which owns a Class-A office tower located in Nutley, NJ (the “ON3 Property”).

The following table provides a breakdown of the major components of our NAV pursuant to our valuation guidelines:

Components of NAV	May 31, 2022	April 30, 2022
Investment in real estate	$975,270,000	$972,920,000
Investments in real estate-related assets	34,347,907	34,374,206
Cash and cash equivalents and restricted cash	28,740,526	30,272,773
Other assets	9,315,817	8,743,659
Debt obligations (at fair market value)	(433,916,303)	(447,271,808)
Due to related parties(1)	(5,715,437)	(5,749,354)
Accounts payable and other liabilities	(8,656,952)	(8,850,088)
Accrued performance participation allocation	(6,119,083)	(5,763,488)
Distribution fee payable the following month(2)	(39,323)	(37,196)
Non-controlling interests in subsidiaries	(256,908,189)	(258,175,590)
Sponsor support repayment / special unit holder interest in liquidation	—	—
Net asset value	$336,318,963	$320,463,114
Number of outstanding shares	12,725,102	12,154,575

(1) Distribution fee only relates to Class TX, Class T, Class S and Class D shares of common stock.

(2) The distribution fee that is payable as of May 31, 2022 related to Class TX, Class T, Class S and Class D shares of common stock is shown in the table below.

Due to rounding, numbers presented throughout this document may not add up to precisely to the totals provided and percentages may not precisely reflect the absolute figures.

NAV Per Share	Class AX, IX and I Shares	Class TX Shares	Class T Shares	Class D Shares	Class S Shares	Total
Total gross assets at fair value	$854,937,737	$87,591,369	$72,012,394	$32,650,454	$482,296	$1,047,674,250
Distribution fees due and payable	—	(20,354)	(16,638)	(2,220)	(111)	(39,323)
Debt obligations	(354,090,426)	(36,277,806)	(29,825,446)	(13,522,872)	(199,753)	(433,916,303)
Due to related parties	(4,663,990)	(477,842)	(392,854)	(178,120)	(2,631)	(5,715,437)
Accounts payable and other liabilities	(7,064,365)	(723,768)	(595,040)	(269,792)	(3,987)	(8,656,952)
Accrued performance participation allocation	(4,993,380)	(511,589)	(420,598)	(190,699)	(2,817)	(6,119,083)
Non-controlling interests in subsidiaries	(209,645,799)	(21,478,947)	(17,658,708)	(8,006,467)	(118,268)	(256,908,189)
Monthly NAV	$274,479,777	$28,101,063	$23,103,110	$10,480,284	$154,729	$336,318,963
Number of outstanding shares	10,384,115	1,063,889	874,666	396,574	5,858	12,725,102
NAV per share	$26.43	$26.41	$26.41	$26.43	$26.41

The following table reconciles stockholders’ equity per our unaudited consolidated balance sheet to our NAV:

Reconciliation of Stockholders’ Equity to NAV	May 31, 2022
Stockholders’ equity under U.S. GAAP	$484,973,692
Adjustments:
Unrealized appreciation of real estate	58,992,502
Unrealized appreciation of real estate-related assets	3,470,689
Acquisition costs	(7,906,486)
Deferred financing costs, net	(4,599,750)
Accrued distribution fee(1)	(141,476)
Accumulated depreciation and amortization	38,657,133
Fair value adjustment of debt obligations	33,202,131
Deferred rent receivable	(7,642,198)
Derivative assets, at fair value	(5,779,085)
Non-controlling interests in subsidiaries	(256,908,189)
NAV	$336,318,963

Note:(1) Accrued distribution fee only relates to Class TX, Class T, Class S and Class D shares of common stock.

Summary of Methodology

In accordance with our current valuation procedures, our NAV was based in part upon: (i) the most recent appraised value of the GR Property, the FM Property, the CO Property, the SF Property, the Buchanan Property, the De Anza Property, the Keller Property, the Summerfield Property, the Lewisville Property, the Madison Ave Property, the Valencia Property, the Kacey Property, the Industry Property, the Fisher Road Property, the Longmire Property, and the ON3 Property; (ii) the fair market value of our Debt Investments (as defined below); (iii) the fair market value of our loans payable; (iv) the estimated non-controlling interest held in our Consolidated JVs (as defined below); (v) the value of our interest in the Station DST (as defined below); and (vi) the net tangible assets and liabilities of the Company (including our advisor’s estimate of the Performance Participation Allocation as defined and discussed below) as of May 31, 2022, as outlined in more detail below.

Appraisal of Consolidated Real Estate

Pursuant to our valuation guidelines we engaged Stanger to provide its appraised market value of the properties (“Walgreens DST Properties”) held by CF Net Lease Portfolio IV DST (“Walgreens DST”) as of March 31, 2021, the SF Property as of September 30, 2021, the Buchanan Property as of August 31, 2021, the FM Property as of December 31, 2021, the GR Property and Fisher Road Property as of March 31, 2022, the De Anza Property and the CO Property as of July 31, 2021, the Keller Property as of November 30, 2021, the Summerfield Property as of January 31, 2022, the Valencia Property as of April 30, 2022 and the Madison Ave Property as of May 31, 2022 (collectively, the “Stanger Appraised Properties”). In addition, Stanger reviewed and relied upon the appraised value of the Lewisville Property prepared by a third-party with an effective date of June 15, 2021, the Kacey Property prepared by a third-party with an effective date of  September 21, 2021, the Industry Property prepared by a third-party with an effective date of October 1, 2021, the ON3 Property prepared by a third-party with an effective date of February 25, 2022 and the Longmire Property prepared by a third-party with an effective date of March 11, 2022 (together the “Third-Party Appraisals”) (collectively the Stanger Appraised Properties and the Third-Party Appraisals are the “Appraised Properties”). Pursuant to our engagement agreement with Stanger, the appraisals of the Stanger Appraised Properties were prepared utilizing the income approach to value, specifically using a direct capitalization analysis for the GR Property and both a direct capitalization analysis and discounted cash flow analysis (“DCF”) for the FM Property, the CO Property, the SF Property, the Buchanan Property, the De Anza Property, the Keller Property, the Summerfield Property, the Fisher Road Property, the Valencia Property and the Madison Ave Property. In addition, a sales comparison approach was conducted for the SF Property, given the size of the SF Property. The direct capitalization analysis is based upon the estimated net operating income of the Stanger Appraised Properties capitalized at an appropriate capitalization rate considering property characteristics and competitive position, the credit profile of the tenant/guarantor under the leases encumbering the Stanger Appraised Properties, the terms of the leases encumbering the Stanger Appraised Properties, and market conditions as of the date of value. The DCF analysis is based upon multi-year cash flow projections for each applicable property prepared in accordance with the lease which currently encumbers each property. Each property was assumed to be sold after the expiration of the initial lease term and any renewal terms deemed materially favorable to the tenant, or for which exercise was deemed likely based on other factors. The reversion value of the property which can be realized upon sale is calculated based on the current economic rental rate deemed reasonable for the property, escalated at a rate indicative of current expectations in the marketplace for the property. The projected market rate net operating income of the property for the year following the year of sale is then capitalized at an appropriate capitalization rate reflecting the age and anticipated functional and economic obsolescence and competitive position of the property to determine its reversion value. Net proceeds of sale are determined by deducting estimated costs incurred at the time of sale, estimated at 2% of the gross reversion value. Finally, the discounted present value of the cash flow stream from operations (including any estimated releasing costs at the end of the assumed current lease term) and the discounted present value of the net proceeds from sale are summed to arrive at a total estimated value for the property. The capitalization rates applied to the Stanger Appraised Properties ranged from 4.00% to 6.25%, with a weighted average of approximately 4.85%. The discount rates applied to the estimated net cash flow from operations of the Stanger Appraised Properties for which a DCF analysis was conducted ranged from 4.75% to 7.25%, with a weighted average of approximately 5.83%. The discount rates applied to the estimated residual value of the Stanger Appraised Properties for which a DCF analysis was conducted ranged from 5.50% to 7.25%, with a weighted average of approximately 6.34%. The residual capitalization rates applied to the Stanger Appraised Properties for which a DCF analysis was conducted ranged from 4.25% to 6.50%, with a weighted average of approximately 5.35%. Where both a direct capitalization analysis and DCF was utilized, the indicated value from each approach was reviewed and a final appraised value was concluded. While a sales comparison approach was not conducted, other than for the SF Property, Stanger reviewed regional property sale data for each Stanger Appraised Property in order to assist in the selection of capitalization rates applied in the appraisals and to observe transaction prices per square foot in the Stanger Appraised Properties’ regional markets. For the SF Property, the sales comparison approach conducted utilized the price per square foot from recent market sales and adjusted such indicated price per square foot to a price per square foot deemed reasonable for the SF Property, taking into account factors such as property size, location, the fact that the existing tenant has provided notice that it will not be exercising its extension option and condition/quality and the date of sale. The aggregate appraised value of the Stanger Appraised Properties was $625,180,000. The appraised values of the Stanger Appraised Properties are subject to the general assumptions and limiting conditions set forth in the appraisal reports rendered to the Company by Stanger.

The Third-Party Appraisals utilized the income approach to value (the direct capitalization analysis, discounted cash flow analysis or both) and the sales comparison approach. As with the Stanger Appraised Properties, the direct capitalization analysis utilized was based upon the estimated net operating income of the property capitalized at an appropriate capitalization rate considering property characteristics and competitive position and market conditions as of the appraisal’s date of value.  The DCF analysis was based upon multi-year cash flow projections for each property employing a DCF analysis, prepared in accordance with the lease or leases which currently encumber the property.  The reversion value of the property, which can be realized upon sale, is calculated based on the current economic rental rate deemed reasonable for the property, escalated at a rate indicative of current expectations in the marketplace for the property.  Finally, the discounted present value of the cash flow stream from operations and the discounted present value of the net proceeds from sale are summed to arrive at a total estimated value for the property.   The sales comparison approach utilized the price per square foot from recent market sales of similar properties and adjusted such indicated price per square foot to a price per square foot deemed reasonable for the property, considering such factors as property size, location, condition/quality and conditions of sale, property rights sold and date of sale.

Debt Investments

In accordance with our valuation procedures, the Lancaster PE and the Chicago Jr Mezz (individually a “Debt Investment” and collectively the “Debt Investments”) were included in the determination of NAV at their estimated fair market value as of May 31, 2022, as determined by Stanger. The Debt Investments estimated value was based upon taking, for each Debt Investment, the loan payments over the remaining anticipated term and discounting such payments to present value at a discount rate range equal to the current estimated market interest rate on financing similar to the applicable Debt Investments. To provide their opinion of value of the Debt Investments, Stanger first reviewed the terms of each of the Debt Investments as contained in the loan documents. Stanger then reviewed mezzanine loan market terms at or around May 31, 2022 to ascertain current market interest rate levels for loans similar to the Debt Investments. This review was conducted by (i) recent interviews of participants in the mezzanine / preferred equity market, (ii) reviewing recent mezzanine loan transactions, as available, and (iii) reviewing published surveys available at or around May 31, 2022. Stanger also observed changes in yields and pricing of Albertsons publicly traded debt securities from the prior valuation date and the current valuation date.  Based on Stanger’s reviews above and taking into consideration the Debt Investments’ unique factors, including, but not limited to, loan-to-value (based on the appraised value of the collateral), debt service coverage/debt yield, collateral property type, age and location, financial information pertaining to the lessee of the collateral properties, prepayment terms, and loan origination date, maturity date and extension terms, a market interest rate range was determined for each Debt Investment to utilize in the determination of the fair market value of the Debt Investments. The discount rate applied to the future payments of our Debt Investments was 8.85% for both facilities. The aggregate fair value of the Debt Investments was approximately $24,000,000.

Estimated Market Value of the Consolidated JVs

In order to determine the net asset value attributable to the non-controlling interest and any promoted interest in the Battery Street SF JV, the Keller JV, the Summerfield DST, the Valencia DST, the Kacey DST, the Industry DST, the Walgreens DST, the ON3 Lifesciences DST and the Longmire JV (collectively the “Consolidated JVs”), Stanger utilized the most recent property appraisal, the most recent balance sheet provided for the Consolidated JVs to determine the tangible assets and tangible liabilities of the Consolidated JVs, and determined any promote due to the third party JV partner, as applicable. This net asset value was then multiplied by the ownership interest held by parties other than us to determine the non-controlling interest adjustment related to the Consolidated JVs utilized in the Company’s May 31, 2022 NAV.

Fair Value of Long Term Debt

Stanger performed a valuation of the property-level debt by reviewing available market data for comparable liabilities and applying a selected discount rate to the stream of future debt payments. The discount rate was selected based on several factors including U.S. Treasury yields, LIBOR and SOFR as of the valuation date, as well as loan-specific items such as loan-to-value ratio, debt service coverage ratio, collateral property location, age, type, lease term and lessee credit quality, prepayment terms, and maturity and loan origination date. The discount rates applied to the future debt payments of our long-term debt ranged from 3.40% to 5.85%, with a weighted average of approximately 4.38%. Stanger’s valuation of the long-term debt is based in part on the appraised values of the encumbered Appraised Properties, which represent the collateral associated with the long-term debt as well as certain other assumptions and limiting conditions, including: (i) Stanger was provided with loan documents and other factual loan information by our advisor and has relied upon and assumed that such information is correct in all material respects and no warranty is given by Stanger as to the accuracy of such information; (ii) each collateral property is assumed to be free and clear of liens (other than the mortgage being valued); (iii) information furnished by others, upon which all or portions of Stanger’s value opinion is based, is believed to be reliable but has not been verified, and no warranty is given as to the accuracy of such information; (iv) no material change has occurred in the value of the collateral properties from the date of last appraisal through the loan valuation date and (v) each mortgage is assumed to be salable, transferable or assumable between parties and is further assumed not to be in default. Stanger’s opinion of the long-term debt value was predicated on the above assumptions.

Performance Participation Allocation – Special Unit Holder

The special unit holder in our operating partnership is entitled to receive an allocation equal to 12.5% of the Total Return to our shareholders, subject to a 5% Hurdle Amount and a High Water Mark, with 100% catch-up (the “Performance Participation Allocation”) based upon a full calendar year.  The Total Return, Hurdle Amount, High Water Mark and Catch-Up are defined in our prospectus. While the Performance Participation Allocation is due annually, commencing with 2021, we accrue such fee monthly. Stanger reviewed and discussed with our advisor its calculation of the Performance Participation Allocation. Our advisor’s Performance Participation Allocation estimate as of the Valuation Date was $6,904,866, $785,783 of which has already been distributed and $3,894,216 is accrued for the year ended December 31, 2021 and $2,224,867 is accrued for the period ended May 31, 2022.

The Value of Station DST Interests

The value of the beneficial interests in the Station DST was based upon the Station DST Property appraisal prepared by Stanger with an effective date of September 30, 2021 in accordance with the methodology outlined in the Appraisal of Consolidated Real Estate above, the fair market value of the mortgage loan encumbering the Station DST Property as of May 31, 2022 conducted in accordance with the methodology outlined in Fair Value of Long Term Debt above, the other tangible assets and liabilities of the Station DST such as cash and reserves, each reflecting our ownership interest in the Station DST (15%).

Sensitivity Analysis

Assuming all other factors remain unchanged, the table below presents the estimated increase or decrease to our May 31, 2022 NAV for a change in the going-in capitalization rate and, where a DCF analysis was utilized, discount rates and terminal capitalization rates used in the Appraised Properties’ appraisals and the Station DST Property appraisal, a 5% change in the discount rates used to value our Debt Investments and a 5% change in the discount rates used to value our long-term debt and the mortgage debt encumbering the Station DST Property.

Sensitivity Analysis	Range of NAV (Class AX, IX and I)			Range of NAV (Class TX)			Range of NAV (Class T)
	Low	Concluded	High	Low	Concluded	High	Low	Concluded	High
Estimated Per Share NAV	$23.51	$26.43	$29.49	$23.49	$26.41	$29.47	$23.50	$26.41	$29.47

Capitalization Rate	5.08%	4.84%	4.60%	5.08%	4.84%	4.60%	5.08%	4.84%	4.60%
Cash Flow Discount Rate	6.13%	5.83%	5.54%	6.13%	5.83%	5.54%	6.13%	5.83%	5.54%
Residual Discount Rate	6.67%	6.35%	6.04%	6.67%	6.35%	6.04%	6.67%	6.35%	6.04%
Terminal Capitalization Rate	5.71%	5.44%	5.17%	5.71%	5.44%	5.17%	5.71%	5.44%	5.17%
Discount Rate - Debt Investments	9.29%	8.85%	8.41%	9.29%	8.85%	8.41%	9.29%	8.85%	8.41%
Discount Rate - Long-Term Debt Consolidated	4.18%	4.40%	4.62%	4.18%	4.40%	4.62%	4.18%	4.40%	4.62%

Sensitivity Analysis	Range of NAV (Class D)			Range of NAV (Class S)
	Low	Concluded	High	Low	Concluded	High
Estimated Per Share NAV	$23.51	$26.43	$29.49	$23.50	$26.41	$29.47
Capitalization Rate - Appraised Properties	5.08%	4.84%	4.60%	5.08%	4.84%	4.60%
Cash Flow Discount Rate - Appraised Properties	6.13%	5.83%	5.54%	6.13%	5.83%	5.54%
Residual Discount Rate - Appraised Properties	6.67%	6.35%	6.04%	6.67%	6.35%	6.04%
Terminal Capitalization Rate - Appraised Properties	5.71%	5.44%	5.17%	5.71%	5.44%	5.17%
Discount Rate - Debt Investments	9.29%	8.85%	8.41%	9.29%	8.85%	8.41%
Discount Rate - Long-Term Debt Consolidated	4.18%	4.40%	4.62%	4.18%	4.40%	4.62%

May 31, 2022 Portfolio

As of May 31, 2022, lease expirations related to our net lease portfolio of real estate assets, based on each asset’s fair value used in determining our NAV, were as follows:

•	2022– 2024 – 0.0%
•	2025 – 2027 – 18.7%
•	2028 – 2030 – 17.7%
•	After 2031 – 63.6%

As of May 31, 2022, the industry concentration of our portfolio of real estate assets, based on each asset’s fair value used in determining our NAV, was as follows:

•	Single Tenant Office – 35.0%
•	Multifamily – 32.3%
•	Single Tenant Industrial – 29.2%
•	Single Tenant Life Sciences – 1.8%
•	Single Tenant Necessity Retail – 1.8%

As of May 31, 2022, the geographic concentration of our portfolio of real estate assets, based on each asset’s fair value used in determining our NAV, was as follows:

•	Ohio – 29.4%
•	Texas – 27.3%
•	California – 16.3%
•	South Carolina – 8.0%
•	Maryland – 6.3%

•	Arizona – 3.8%
•	Illinois – 2.4%
•	Pennsylvania – 2.2%
•	Michigan – 1.8%

As of May 31, 2022, the investment type concentration of our portfolio of real estate assets, based on each asset’s fair value used in determining our NAV, was as follows:

•	Common Equity – 95.4%
•	Mezzanine Loan – 2.4%
•	Preferred Equity – 2.2%

As of May 31, 2022, the tenant credit profile concentration of our net lease portfolio of real estate assets, based on each asset’s fair value used in determining our NAV, was as follows:

•	Investment Grade[1] – 49.8%
•	Unrated – 43.4%
•	Non-Investment Grade – 6.8%

1Includes Daimler Trucks North America, LLC. Daimler Truck Holding AG, the parent company of Daimler Trucks North America, LLC, is rated BBB+ by Moody’s. Daimler Truck Holding AG does not guarantee the lease.

As of May 31, 2022, the maturity concentration of debt secured by our portfolio of real estate assets, based on principal balances and adjusted for ownership percentage, was as follows:

•	2022 – 2024 – 32.9%
•	2025 – 2027 – 0.0%
•	2028 – 2030 – 28.7%
•	After 2031 – 38.4%

As of May 31, 2022, the weighted average lease term remaining of our portfolio of real estate assets (excluding multifamily, mezzanine and preferred equity investments), based on each asset’s fair value used in determining our NAV, was 8.7 years.

As of May 31, 2022, the weighted average occupancy of our portfolio of real estate assets, based on each asset’s fair value used in determining our NAV, was 97.5%. For our industrial, retail and office investments, occupancy includes all leased square footage as of the date indicated. For our multifamily investments, occupancy is defined as the percentage of units occupied on the date indicated.

Update to Suitability Standards

The following suitability standard is hereby added immediately after the suitability standard required by the state of Pennsylvania on page ii of the prospectus:

Puerto Rico—In addition to our suitability requirements, Puerto Rico investors may not invest more than 10% of their liquid net worth in us, our affiliates, and in other non-traded REITs. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.

Appendix A-1

CANTOR FITZGERALD INCOME TRUST, INC.SUBSCRIPTION AGREEMENT© 2022 CANTOR FITZGERALD INCOME TRUST, INC. | Cantor Fitzgerald Capital is a division of Cantor Fitzgerald & Co. (member FINRA/SIPC), the dealer manager for Cantor Fitzgerald Income Trust, Inc.

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☐ UGMA: State of ______________
☐ UTMA: State of ______________
☐ Other[2] ________________________

☐ If non-qualified account is custodial held, please check box and complete custodial information below

(1) All parties must sign. (2) Please attach pages of trust/plan document (or corporate/entity resolution) which lists the name of trust/plan/entity, trustees/officers or authorized signatories, signatures and date. (3) The Certification of Investment Powers for Trust Accounts form may be completed in lieu of providing trust documents.

B) Qualified Registration

☐ Traditional (Individual) IRA
☐ ROTH IRA
☐ SEP IRA
☐ 401K
☐ Simple IRA
☐ Beneficial IRA as Beneficiary for:

____
(Name of Deceased Owner)

C) Custodian/Third Party Administrator Information

Custodian/Administrator Name ____

Custodian/Administrator Address ____

Custodian/Administrator City ______________________________ State __________________ Zip __________________

Custodian/Administrator Tax ID ___ ___ ___ ___ ___ ___ ___ ___ ___ Custodian/Administrator Phone ______________________

Investor's Account Number with Custodian/Administrator ____

© 2022 CANTOR FITZGERALD INCOME TRUST, INC. | Cantor Fitzgerald Capital is a division of Cantor Fitzgerald & Co. (member FINRA/SIPC), the dealer manager for Cantor Fitzgerald Income Trust, Inc. 3

SUBSCRIPTION AGREEMENT CANTOR FITZGERALD INCOME TRUST, INC. 4. INVESTOR INFORMATION Account Registration: Trust or Entity Name (If Applicable) _____________________________________________________________________________________ SSN/Tax ID ___ ___ ___ ___ ___ ___ ___ ___ ___Date of Formation ___ ___ / ___ ___ / ___ ___ ___ ___ Required: Name of Investor/Trustee 1 ___________________________________________________________________________________________ SSN/Tax ID ___ ___ ___ ___ ___ ___ ___ ___ ___Date of Birth ___ ___ / ___ ___ / ___ ___ ___ ___ Name of Investor/Trustee 2 ___________________________________________________________________________________________ SSN/Tax ID ___ ___ ___ ___ ___ ___ ___ ___ ___Date of Birth ___ ___ / ___ ___ / ___ ___ ___ ___ Physical Address (No P.O. Boxes) _____________________________________________________________________________________ City ________________________________________________________State _____________________Zip _______________________ Phone Number ______________________________________________Email Address* ________________________________________ Mailing Address (If different from physical address) ______________________________________________________________________ City ________________________________________________________State _____________________Zip _______________________ U.S. Citizen** U.S. Citizen residing Foreign Citizen Country*** ______________________________ outside the U.S.** Check here if you are subject to backup withholding. (Please attach a copy of the withholding notice.) *Providing an email address above does not opt you into electronic delivery of documents as described in section 5. The email address provided above will be used for communications from the Company such as annual reports, proxy statements and other investor communications. Your email address will not be provided to third parties that are not representatives or agents of the Company. **A U.S. Social Security number or Taxpayer Identification Number is required for all entities and authorized signers to open an account. **Nonresident Aliens must supply a completed and signed original IRS Form W-8BEN. 5. ELECTRONIC DELIVERY Sign here if you would like to receive investor communications electronically. Electronic delivery of investor communications is optional. I consent to electronic delivery using the email address listed in section 4. By checking this box, Cantor Fitzgerald Income Trust, Inc. will make certain investor communications available on its website at www.cfincometrust.com and notify you via e-mail when such documents are available. Investor communications that may be delivered electronically include account statements, tax forms, annual reports, proxy statements and other investor communications. By electing electronic delivery, you: (i) agree that you have provided a valid e-mail address in this Section; (ii) agree that you have the appropriate hardware and software to receive e-mail notifications and view PDF documents; and (iii) understand that electronic delivery also involves risks related to system or network outages that could impair your timely receipt of or access to your documents. Cantor Fitzgerald Income Trust, Inc. may choose to send one or more items to you in paper form despite your consent to electronic delivery. You may also request a paper copy of any particular investor document. Your consent will be effective until you revoke it by changing your delivery preference online at www.cfincometrust.com and logging into the website using the “Investor Login” option, or by contacting Cantor Fitzgerald Income Trust, Inc. at (855) 9-CANTOR, option 2. Signature (Required) Date © 2022 CANTOR FITZGERALD INCOME TRUST, INC. | Cantor Fitzgerald Capital is a division of Cantor Fitzgerald & Co. (member FINRA/SIPC), the dealer manager for Cantor Fitzgerald Income Trust, Inc. 4

2022 SUBSCRIPTION AGREEMENT
CANTOR FITZGERALD INCOME TRUST, INC.

6. DISTRIBUTION INFORMATION (Choose ONLY one of the following options)

Please read the following section carefully.

YOU ARE AUTOMATICALLY ENROLLED IN THE DISTRIBUTION REINVESTMENT PLAN UNLESS YOU ARE A RESIDENT OF ALABAMA, ARKANSAS, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, NEBRASKA, NEW JERSEY, OHIO, OREGON, VERMONT OR WASHINGTON.

☐ If you are a resident of Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Nebraska, New Jersey, Ohio, Oregon, Vermont or Washington, you are not automatically enrolled in the Distribution Reinvestment Plan; please check here if you wish to enroll in the Distribution Reinvestment Plan.

☐ If you are not a resident of the states listed above, you are automatically enrolled in the Distribution Reinvestment Plan; please check here if you do not wish to be enrolled in the Distribution Reinvestment Plan and complete the Cash Distribution Information section below.

IMPORTANT: If you are not enrolled in the Distribution Reinvestment Plan, please complete the Cash Distribution Information section below.

Cash Distribution Information

For Custodial held accounts, if you are not enrolled in the Distribution Reinvestment Plan, the funds must be sent to the Custodian

A. ☐ **Cash/Check Mailed to the Address Set Forth Above** (Available for Non-Custodial Investors Only.)

B. ☐ **Cash/Check Mailed to Third Party/Custodian**

Name/Entity Name/Financial Institution Mailing Address

City State Zip Account Number (Required)

C. ☐ **Cash/Direct Deposit Attach a Pre-printed Voided Check** (Non-Custodial Investors Only.)

I authorize Cantor Fitzgerald Income Trust, Inc. or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Cantor Fitzgerald Income Trust, Inc. in writing to cancel it. In the event that Cantor Fitzgerald Income Trust, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name Mailing Address City State

Your Bank's ABA Routing Number Your Bank Account Number

PLEASE ATTACH A PRE-PRINTED VOIDED CHECK

7. ALTERNATE ADDRESS

☐ Duplicate Mailings

Name ____________________

Mailing Address (Can be a P.O. Box) ____________________

City ____________________ State ____________________ Zip ____________________

Phone Number ____________________ Alternate Phone Number ____________________

Email ____________________ Fax ____________________

© 2022 CANTOR FITZGERALD INCOME TRUST, INC. | Cantor Fitzgerald Capital is a division of Cantor Fitzgerald & Co. (member FINRA/SIPC), the dealer manager for Cantor Fitzgerald Income Trust, Inc. 5

SUBSCRIPTION AGREEMENT
CANTOR FITZGERALD INCOME TRUST, INC.

8. SUBSCRIBER SIGNATURES

Please separately initial each of the representations below, if applicable. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. For the purposes of Section 8, net worth in all cases should be calculated excluding the value of an investor's home, home furnishings and automobiles. Liquid net worth is defined as that portion of an investor's net worth that consists of cash, cash equivalents and readily marketable investments. The obligations imposed on financial advisors pursuant to Regulation Best Interest may be interpreted as requiring a higher standard for the investors than the applicable suitability standards below. In order to induce Cantor Fitzgerald Income Trust, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

	Owner Initials	Joint Owner Initials (if applicable)
a. I have received the final Prospectus of Cantor Fitzgerald Income Trust, Inc., as amended and supplemented as of the date hereof, at least five business days before signing this Subscription Agreement.	______	______
b. I have (i) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, I meet the higher net worth and gross income requirements imposed by my state of primary residence as set forth under "Suitability Standards" in the Prospectus. I will not purchase additional shares unless I meet the applicable suitability requirements set forth in the Prospectus at the time of purchase.	______	______
c. I acknowledge that this is a long term investment and there is no public market for the shares purchased. Thus, my investment in these shares is not liquid.	______	______
d. I am purchasing the shares for the account referenced in this Subscription Agreement.	______	______
e. I acknowledge I will not be admitted as a stockholder until my investment has been accepted. The acceptance process includes, but is not limited to: reviewing this Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and payment of the full purchase price of the shares.	______	______
f. I understand that the transaction price per share at which my investment will be executed will be made available at www.cfincometrust.com and in a prospectus supplement filed with the SEC, available at www.sec.gov.	______	______
g. I understand that my subscription request will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I understand that I am not committed to purchase shares at the time my subscription order is submitted and I may cancel my subscription at any time before the time it has been accepted as described in the previous sentence. I understand that I may withdraw my purchase request by notifying the transfer agent, through my financial intermediary or directly on Cantor Fitzgerald Income Trust, Inc.'s toll-free, automated telephone line, 855-9-CANTOR	______	______
IMPORTANT: Please review and initial any state suitability applicable to you		
h. If I am an **Alabama** resident, I acknowledge that I have a liquid net worth of at least ten times my investment in Cantor Fitzgerald Income Trust, Inc. and its affiliates.	______	______
i. If I am a **California** resident, I acknowledge I have (i) either (a) a net worth of at least $350,000 or (b) a gross annual income of at least $70,000 and a net worth of $150,000, and (ii) my total investment in Cantor Fitzgerald Income Trust, Inc.'s offering may not exceed 10% of my net worth.	______	______
j. If I am an **Idaho** resident, I acknowledge that I have either: (i) a liquid net worth of $85,000 and annual income of $85,000 or (ii) a liquid net worth of $300,000. Additionally, I acknowledge that my total investment in Cantor Fitzgerald Income Trust, Inc. shall not exceed 10% of my liquid net worth. "Liquid net worth" is defined for purposes of this investment as that portion of net worth consisting of cash, cash equivalents and readily marketable securities.	______	______
k. If I am an **Iowa** resident, I acknowledge that I have (i) either (a) a minimum net worth of $350,000 (exclusive of home, auto and furnishings) or (b) a minimum annual gross income of $70,000 and a net worth of $100,000 (exclusive of home, auto and furnishings), and (ii) my total investment in shares of Cantor Fitzgerald Income Trust, Inc. or any of its affiliates, and the shares of any other non-exchange-traded REIT, cannot exceed 10% of my liquid net worth. "Liquid net worth" for purposes of this investment shall consist of cash, cash equivalents and readily marketable securities. If I am an accredited investor within the meaning of the federal securities laws, I am not subject to the foregoing investment concentration limit.	______	______
l. If I am a **Kansas** resident, I acknowledge that it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other non-traded real estate investment trusts. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents and readily marketable securities.	______	______
m. If I am a **Kentucky** resident, I acknowledge that my aggregate investment in Cantor Fitzgerald Income Trust, Inc. and its affiliates may not exceed 10% of my liquid net worth.	______	______
n. If I am a **Maine** resident, I acknowledge that it is recommended by the Maine Office of Securities that my aggregate investment in this offering and similar direct participation investments not exceed 10% of my liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.	______	______
o. If I am a **Massachusetts** resident, I acknowledge I may not invest more than 10% of my liquid net worth in this Program and in other illiquid direct participation programs. Liquid net worth is that portion of an investor's net worth (assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.	______	______
p. If I am a **Missouri** resident, I acknowledge that my aggregate investment in Cantor Fitzgerald Income Trust, Inc.'s offering may not exceed 10% of my liquid net worth.	______	______
q. If I am a **Nebraska** resident, I acknowledge that I (i) have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000; and (ii) will limit my investment in Cantor		

© 2022 CANTOR FITZGERALD INCOME TRUST, INC. | Cantor Fitzgerald Capital is a division of Cantor Fitzgerald & Co. (member FINRA/SIPC), the dealer manager for Cantor Fitzgerald Income Trust, Inc. 6

SUBSCRIPTION AGREEMENT

CANTOR FITZGERALD INCOME TRUST, INC.

8. SUBSCRIBER SIGNATURES (continued)

	Owner Initials	Joint Owner Initials (if appl.)
Fitzgerald Income Trust, Inc. and in the securities of other non-publicly traded REITs to 10% of my net worth (exclusive of home, home furnishings, and automobiles). If I am an accredited investor within the meaning of the federal securities laws, I am not subject to the foregoing investment concentration limit.	________	________
r. If I am a **Nevada** resident, I acknowledge that my aggregate investment in Cantor Fitzgerald Income Trust, Inc. must not exceed 10% of my net worth (exclusive of home, furnishings and automobiles).	________	________
s. If I am a **New Jersey** resident, I acknowledge that I have either, (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home furnishings, and automobiles, minus total liability) that consists of cash, cash equivalent and readily marketable securities. In addition, my investment in Cantor Fitzgerald Income Trust, Inc., its affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of my liquid net worth. New Jersey investors are also advised that Cantor Fitzgerald Income Trust, Inc. will pay distribution fees, subject to certain limits, with respect to outstanding Class T shares, Class S shares and Class D Shares as described in the final Prospectus. Distribution fees will reduce the amount of distributions that are paid with respect to such shares.	________	________
t. If I am a **New Mexico** resident, I acknowledge that my aggregate investment in Cantor Fitzgerald Income Trust, Inc.'s offering, the offerings of its affiliates and the offerings of other non-traded REITs may not exceed 10% of my liquid net worth.	________	________
u. If I am a **North Dakota** resident, I acknowledge that I have a net worth of at least ten times my investment in Cantor Fitzgerald Income Trust, Inc.	________	________
v. If I am an **Ohio** resident, I acknowledge that my aggregate investment in shares of Cantor Fitzgerald Income Trust, Inc., Affiliates of Cantor Fitzgerald Income Trust, Inc., and in other non-traded real estate investment programs may not exceed ten percent (10%) of my liquid net worth. "Liquid net worth" shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.	________	________
w. If I am an **Oregon** resident, I acknowledge that my aggregate investment in Cantor Fitzgerald Income Trust, Inc. may not exceed 10% of my liquid net worth.	________	________
x. If I am a **Pennsylvania** resident, I acknowledge that my aggregate investment in Cantor Fitzgerald Income Trust, Inc.'s offering may not exceed 10% of my net worth.	________	________
y. If I am a **Puerto Rico** resident, I acknowledge that my investment in Cantor Fitzgerald Income Trust, Inc., its affiliates and other non-traded real estate investment programs may not exceed 10% of my liquid net worth. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.	________	________
z. If I am a **Tennessee** resident, I acknowledge that my investment must not exceed ten percent (10%) of my liquid net worth (excluding the value of an investor's home, furnishings and automobiles).	________	________
aa. If I am a **Vermont** resident, I acknowledge that if I am a non-accredited investor, I may not purchase an amount in this offering that exceeds 10% of my liquid net worth. For these purposes, "liquid net worth" is defined as an investors' total assets (not including home, home furnishings, or automobiles) minus total liabilities.	________	________

SUBSTITUTE W-9:

TAXPAYER IDENTIFICATION NUMBER CONFIRMATION (REQUIRED): The investor signing below, under penalties of perjury, certifies that (i) the number shown on this Subscription Agreement is his or her correct Taxpayer Identification Number (or he or she is waiting for a number to be issued to him or her), (ii) he or she is not subject to backup withholding either because he or she has not been notified by the Internal Revenue Service ("IRS") that he or she is subject to backup withholding as a result of a failure to report all interest or distributions, or the IRS has notified him or her that he or she is no longer subject to backup withholding and (iii) he or she is a U.S. Citizen unless otherwise indicated in Section 4 **NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE WITHHOLDING BOX HAS BEEN CHECKED IN THE INVESTOR INFORMATION SECTION.**

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. If custodial held account, Administrator or Custodian must sign.

By signing the Subscription Agreement, you agree to provide the information in Section 8 and confirm that this information is true and correct. If we are unable to verify your identity or that of another person authorized to act on your behalf or if we believe we have identified potential criminal activity, we reserve the right to take action as we deem appropriate, including, but not limited to, closing your account or refusing to open your account.

______________________________ Signature of Investor **(Required)**

______________________________ Signature of Joint Investor (if applicable)

__________ Date

______________________________ Signature of Custodian or Administrator (if applicable)

Investors will receive confirmations of their purchases upon acceptance of their subscriptions.

Medallion Signature Guarantee Stamp Here

© 2022 CANTOR FITZGERALD INCOME TRUST, INC. | Cantor Fitzgerald Capital is a division of Cantor Fitzgerald & Co. (member FINRA/SIPC), the dealer manager for Cantor Fitzgerald Income Trust, Inc. 7

SUBSCRIPTION AGREEMENT CANTOR FITZGERALD INCOME TRUST, INC. 9. BROKER-DEALER OR RIA AND FINANCIAL ADVISOR INFORMATION THE FINANCIAL ADVISOR MUST SIGN BELOW TO COMPLETE THE SUBSCRIPTION. THE FINANCIAL ADVISOR HEREBY WARRANTS THAT HE/SHE IS DULY LICENSED AND MAY LAWFULLY SELL SHARES IN THE STATE DESIGNATED AS THE INVESTOR’S LEGAL RESIDENCE. ALL FIELDS REQUIRED: Broker-Dealer or RIA Name ___________________________________________________________________________________________ Broker-Dealer or RIA Address _________________________________________________________________________________________ City ______________________________________________________State _______________________Zip _______________________ Phone Number ___________________________Fax ___________________________Email ___________________________________ Financial Advisor’s Name _____________________________________________________________________________________________ Financial Advisor’s #/Branch ID _______________________________________________________________________________________ Financial Advisor’s Company Name ____________________________________________________________________________________ Financial Advisor’s Address ___________________________________________________________________________________________ City ______________________________________________________State _______________________Zip _______________________ Phone Number ___________________________Fax ___________________________Email ___________________________________ Please note, unless previously agreed to in writing by Cantor Fitzgerald Income Trust, Inc. (“CFIT”), all sales of securities must be made through a broker-dealer, including when a Registered Investment Advisor (RIA) has introduced the sale. In all cases, Section 9 must be completed. The undersigned confirms, that they have (i) reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) discussed prospective purchase of shares with the investor; (iii) advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the shares; (iv) delivered or made available a current prospectus and related supplements, if any, to such investor; (v) reasonable grounds to believe that the investor is purchasing these shares for his or her own account; and (vi) reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned financial advisor represents and certifies to CFIT and Cantor Fitzgerald & Co. that, in connection with this subscription for shares, he or she has complied with and has followed the requirements of the USA PATRIOT Act of 2001 including the independent verification of the identity of all customers and the reporting of suspicious activities. We have reviewed authorizing entity documentation, if applicable, and are satisfied that the person(s) who signed the documents are permitted to do so. We believe that the sources of our clients’ funds are legitimate. Furthermore, we do not maintain or transact business for or with individuals or organizations on Office of Foreign Assets Control (OFAC) list nor with any account in an embargoed country. If acting as an Investment Advisor under the Investment Advisers Act of 1940, we acknowledge that we meet the definition of an Institution under FINRA Rule 4512(c) and that we are capable of and required to evaluate investment risks independently, both in general and with regard to all transactions and investments strategies involving a security or securities and will exercise independent judgment in evaluating this recommendation. Through a participating Broker-Dealer. Through a Registered Investment Advisor (RIA)* * Check only if investment is made by an Investment Advisor Representative through an RIA and not in the capacity as a Registered Representative of a Broker-Dealer. I understand this Subscription Agreement is for Cantor Fitzgerald Income Trust, Inc. Signature of Financial Advisor (Required) Date Signature of Broker-Dealer or RIA Date (If required by Broker-Dealer) 10. MISCELLANEOUS If investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Cantor Fitzgerald Income Trust, Inc. experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in Section 8 above, they are asked to promptly notify Cantor Fitzgerald Income Trust, Inc. and the Broker-Dealer in writing. The Broker-Dealer may notify Cantor Fitzgerald Income Trust, Inc. if an investor participating in the Distribution Reinvestment Plan can no longer make the representations or warranties set forth in Section 8 above, and Cantor Fitzgerald Income Trust, Inc. may rely on such notification to terminate such investor’s participation in the Distribution Reinvestment Plan. No sale of Shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business prior to the first calendar day of the month (unless waived). You will receive a written confirmation of your purchase. All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Cantor Fitzgerald Income Trust, Inc. © 2022 CANTOR FITZGERALD INCOME TRUST, INC. | Cantor Fitzgerald Capital is a division of Cantor Fitzgerald & Co. (member FINRA/SIPC), the dealer manager for Cantor Fitzgerald Income Trust, Inc. 8